Exhibit 10.12

Summary of Director Compensation

Description	Amount*
Annual Retainer	$20,000
Fee per meeting for attendance (in person or telephonically) at any of the five (5) regularly scheduled Board meetings	$3,000
Annual Restricted Stock Award	$100,000
Lead Independent Director	$ 12,500
Annual Audit Committee Chair Fee	$10,000
Annual Compensation Committee Chair Fee	$5,000
Annual Nominating/Corporate Governance Committee Chair Fee	$2,500
Fee per meeting for attendance (in person or telephonically) at any meeting of the Board called to address a significant issue(s) outside of the normal course of business	$2,500 per meeting
Fee per meeting for attendance (in person or telephonically) at any committee meeting called to address a significant issue(s) outside of the normal course of business	$1,250 per meeting
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*  The compensation referred to in the above table is only available to independent directors.